Exhibit 10.2

VERTEX PHARMACEUTICALS INCORPORATED
130 WAVERLY STREET • CAMBRIDGE, MA 02139-4242
TEL. 617.444.6100 • FAX 617.444.7117
http://www.vrtx.com

August 27, 2012

Stuart A. Arbuckle

RE:                           Change of Control Agreement

Dear Stuart:

On the Effective Date, you will become a key member of the senior management team of Vertex Pharmaceuticals Incorporated (the “Company”).  As a result, on the Effective Date, the Company would like to provide you with the following “change of control” benefits to help ensure that if the Company becomes involved in a “change of control” transaction, there will be no distraction from your attention to the needs of the Company.

I.                                        Definitions.  For the purposes of this Change of Control Agreement (this “Agreement”), capitalized terms shall have the following meanings:

1.              “Cause” shall mean:

(a)                                 your conviction of a crime involving moral turpitude;

(b)                                 your willful refusal or failure to follow a lawful directive or instruction of the Company’s Board of Directors or the individual(s) to whom you report, provided that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and provided further that the Company, in good faith, gives you 30 days to correct such failure and further provided that if you correct the failure(s), any termination of your employment on account of such failure shall not be treated for purposes of this Agreement as a termination of employment for “Cause”;

(c)                                  in carrying out your duties you commit (i) willful gross negligence, or (ii) willful gross misconduct, resulting in either case in material harm to the Company, unless such act, or failure to act, was believed by you, in good faith, to be in the best interests of the Company; or

(d)                                 your violation of the Company’s policies made known to you regarding confidentiality, securities trading or inside information.

2.              “Change of Control” shall mean that:

(a)                                 any “person”  or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors; or

(b)                                 all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company’s stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

3.              “Code” shall mean the Internal Revenue Code of 1986, as amended.

4.              “Disability” shall mean a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined Section 22(e)(3) of the Code.

5.              “Effective Date” shall mean the effective date of the Employment Agreement of even date herewith between you and the Company.

6.              “Good Reason” shall mean one of the following events has occurred without your consent:

(a)                                 You suffer a material reduction in the authorities, duties or job title and responsibilities associated with your position as Executive Vice President and Chief Commercial Officer for the Company as of the date hereof;

(b)                                 your annual base salary is decreased;

(c)                                  the office to which you are assigned is relocated to a place 35 or more miles away; or

(d)                                 following a Change of Control, the Company’s successor fails to assume the Company’s rights and obligations under this Agreement;

provided that Good Reason shall not exist unless and until within 30 days after the event giving rise to Good Reason under (a), (b), (c) or (d) above has occurred, you deliver a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that you assert constitutes Good Reason under (a), (b), (c) or (d) above and the Company fails or refuses to cure or eliminate the event giving rise to Good Reason on or within 30 days after receiving your notice.  To avoid doubt, the termination of your employment would become effective at the close of business on the thirtieth day after the Company receives your termination notice, unless the Company cures or eliminates the event giving rise to Good Reason prior to such time.

7.              “Termination Date” shall mean the last day of your employment with the Company.

II.                                   Severance Benefits upon Change of Control.  If:

(A)                      your employment is terminated by the Company (except for termination for Cause or due to a Disability) and the Termination Date is within 90 days prior to a Change of Control or within 12 months after a Change of Control; or

(B)                      you, of your own initiative, (i) terminate your employment for Good Reason (in accordance with the notice and cure provisions set forth in Section I.5 above) and (ii) the event giving rise to Good Reason occurs within 90 days prior to a Change of Control or within 12 months after a Change of Control;

then, you shall receive the following benefits:

1.                                 Severance Payment.  In exchange for your execution within 60 days of the Termination Date of a general release, in a form satisfactory to the Company, of all claims against the Company, its subsidiaries, and its and their officers, directors and representatives, that becomes enforceable and irrevocable within such 60-day period, the Company shall make a cash payment (the “Severance Payment”) to you in an amount equal to:

(a)                                 (i) your annual base salary (provided, however, that if you terminate your employment for Good Reason based on a reduction in your annual base salary, then the annual base salary to be used in calculating the Severance Payment shall be your annual base salary in effect immediately prior to such reduction in annual base salary) plus your target bonus under any bonus program applicable to you for the year in which the Termination Date occurs; plus

(b)                                 A prorata portion of your target bonus for the portion of the year in which the Termination Date occurs under any bonus program applicable to you; plus

(c)                                  all cash incentive compensation awards earned by you but not paid prior to the Termination Date; provided that, if a fiscal year has been completed and the incentive award for such fiscal year has not been determined, the incentive compensation for such completed fiscal year shall equal the target bonus for such fiscal year.

Except with respect to any portion of the Severance Payment that is delayed as set forth in this paragraph, the Severance Payment shall be made in cash within ten days after the execution by you of the general release referred to above and expiration without revocation of any applicable revocation periods under such general release (or, if the Change of Control resulting in your becoming entitled to such benefits occurs after such execution and expiration, within ten days after the Change of Control), provided that, if the 60-day period during which the general release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, the Severance Payment shall not be made before the first day of the second calendar year.  To the extent (A) any payments or benefits to which you become entitled under this letter agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (B) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earlier of (i) the date that is immediately following the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

2.                                 Accelerated Vesting.

(a)                  On the Termination Date, stock options for the purchase of the Company’s securities held by you as of the Termination Date and not then exercisable shall immediately become exercisable in full.  The options to which this accelerated vesting applies shall remain exercisable until the earlier of (a) the end of the 90-day period immediately following the later of (i) the Termination Date or (ii) the date of the Change of Control and (b) the date the stock option(s) would otherwise expire; and

(b)                  On the Termination Date, the Company’s lapsing repurchase right with respect to shares of restricted stock held by you shall lapse in full (subject to your making satisfactory arrangements with the Company providing for the payment to the Company of all required withholding taxes).

Notwithstanding anything to the contrary in this Agreement, the terms of any option agreement or restricted stock agreement shall govern the acceleration, if any, of vesting or lapsing of the Company’s repurchase rights and period of exercisability of such awards, as applicable, except to the extent that the terms of this Agreement are more favorable to you.

3.                                      Continued Insurance Coverage.  If COBRA coverage is elected by you, the Company shall pay the cost of insurance continuation premiums on your behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same if you are ineligible for continued coverage) until the earlier of (i) the date 12 months after the Termination Date or (ii) the date you begin receiving substantially equivalent coverage and benefits through a subsequent employer.  The amount of any such continuation premium payments shall be taxable income to you.

4.                                 No Mitigation.  You shall not be required to mitigate the amount of the Severance Payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced (except as provided in Article II Section 3(ii)) by any compensation earned by you as the result of other employment, by retirement benefits, or be offset against any amount claimed to be owed by you to the Company or otherwise (except for any required withholding taxes); provided, that if the Company makes any other severance payments to you under any other program or agreement, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Agreement.

5.                                 Excess Parachute Payments.  To the extent that the payments and benefits to be provided under Section II.1, II.2 and II.3, or any other type of benefit or payment made to you or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, the Total Payments shall be reduced so that the maximum value of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, provided that no reduction in the Total Payments shall be made if the net after-tax amount of the Total Payments retained by you after reduction are less than the net-after tax amount of the Total Payments retained by you without any reduction under this Section II.5.  If the Total Payments are subject to reduction under this Section II.5, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the cash payments to be made under Section II.1 (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of any stock options under Section II.2(a), then by reducing or eliminating any accelerated lapsing of repurchase rights for restricted stock held by you under Section II.2(b) and finally by reducing or eliminating any other remaining Total Payments.  The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.  Any determination that the Total Payments must be reduced in accordance with this Section and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.

III.                              Miscellaneous.

1.                                 Employee’s Obligations.  Upon the termination of employment, you shall promptly deliver to the Company all property of the Company and all material documents, statistics, account records, programs and other similar tangible items which may by in your possession or under your control and which relate in a material way to the business or affairs of the Company or its subsidiaries, and no copies of any such documents or any part thereof shall be retained by you.

2.                                 Entire Agreement.  This Agreement and the “Employee Non-Disclosure, Non-Competition & Inventions Agreement” cover the entire understanding of the parties as to the subject matter hereof, superseding all prior understandings and agreements related hereto.  No modification or amendment of the terms and conditions of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents, provided, however, that the Company may, without your consent, unilaterally adopt amendments that may be required so that this Agreement continues to comply with applicable law or regulation, including without limitation Section 409A of the Code, provided such amendments do not adversely affect the benefits to be provided to you under Section II of this Agreement.

3.                                 Governing Law.  This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, as applied to contracts entered into and performed entirely in Massachusetts by Massachusetts residents.

4.                                 Successors and Assigns.  This Agreement may be assigned by the Company upon a sale, transfer or reorganization of the Company.  Upon a Change of Control, the Company shall require the successor to assume the Company’s rights and obligations under this Agreement.  The Company’s failure to do so shall constitute a material breach of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs.

Kindly indicate your acceptance of the foregoing by signing and dating this Agreement as noted below, and returning one fully executed original to my attention.

Very truly yours,

Vertex Pharmaceuticals Incorporated

	By:	/s/ Jeffrey M. Leiden
Jeffrey M. Leiden
President, Chairman and
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Stuart A. Arbuckle
Stuart A. Arbuckle

27 August 2012
Date